Exhibit 99.1
FOR IMMEDIATE RELEASE

INVESTOR CONTACTS:
Charles D. Christy	Kristine D. Brenner
EVP & Chief Financial Officer	Director of Investor Relations
(810) 237-4200	(810) 257-2506
Charlie.Christy@citizensbanking.com	Kristine.Brenner@citizensbanking.com
MEDIA CONTACT:
Brian Smith
Public Relations
(810) 237-3695
Brian.Smith@citizensbanking.com
CITIZENS REPUBLIC ANNOUNCES DEPARTURE OF GRUNST,
TREASURER AND PRINCIPAL ACCOUNTING OFFICER
BOIKE APPOINTED AS TREASURER;
CZOPEK DESIGNATED AS PRINCIPAL ACCOUNTING OFFICER
FLINT, MICHIGAN, October 8, 2009 – Citizens Republic Bancorp (NASDAQ: CRBC) announced today that Martin E. Grunst, senior vice president, treasurer and principal accounting officer, will be leaving effective October 16, 2009 to accept a similar position with a regional financial services company based in the Southwestern United States. Grunst joined Citizens Republic in July 2003.
Citizens also announced today the appointment of Brian D. J. Boike to treasurer and the designation of Joseph C. Czopek to principal accounting officer effective October 16, 2009. Boike will have responsibility for all treasury activities, including management of the company’s balance sheet, capital, funding and liquidity. In addition to his responsibilities as corporate controller, Czopek will lead the daily activities of SEC reporting and SOX compliance for the company. Boike and Czopek will report to Charles Christy, executive vice president and chief financial officer.
“We wish Marty well in his new endeavor,” said Cathleen Nash, president and chief executive officer for Citizens Republic Bancorp. “During his tenure with Citizens, Marty built a strong treasury department and was instrumental in helping the company strengthen its capital and liquidity position over the past two years.”
“We are pleased to have the internal talent to fill the roles that Marty will vacate,” continued Nash. “Having served as the asset/liability manager for Citizens for four years, Brian is well qualified to lead our treasury activities. Joe’s depth of experience in corporate accounting and financial reporting make him a natural fit as principal accounting officer.”

About Boike
Boike joined Citizens in 2004 as a treasury analyst. He became the asset/liability manager in 2005. Prior to joining Citizens, Boike completed coursework and field exams for the Doctoral Program in Economics at Boston University in Boston, Massachusetts. He earned a Master of Arts in Political Economy from Boston University in May 2003, and he received a Bachelor of Arts in Economics from the University of Michigan in Ann Arbor, Michigan in May 1998. Boike became a Chartered Financial Analyst in 2007.
About Czopek
Czopek joined Citizens in March 2009 as assistant controller, and was named corporate controller in July. Previously, he was chief financial officer at Ace Holding Company and Ace Mortgage Funding in Indianapolis, Indiana. In addition, Czopek held financial positions with Oak Street Mortgage, Bank One Corporation, Bank One Leasing Corp, Household International and Subsidiaries, and KPMG Peat Marwick. Czopek earned a Master of Management degree from J.L. Kellogg Graduate School of Management, Northwestern University in 1992. He received a Bachelor of Science degree in Accounting in 1979 from DePaul University. He is a Certified Public Accountant.
Corporate Profile
Citizens Republic Bancorp (NASDAQ: CRBC) is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens Republic serves communities in Michigan, Wisconsin and Ohio as Citizens Bank and in Iowa as F&M Bank, with 231 offices and 267 ATMs. Citizens Republic Bancorp is the largest bank holding company headquartered in Michigan with roots dating back to 1871. Citizens Republic is the 42nd largest bank holding company headquartered in the United States with $12.3 billion in assets. More information about Citizens Republic Bancorp is available at www.citizensbanking.com.
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